Exhibit 10.9

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

MASTER CLINICAL SERVICES ACREEMENT

This Master Clinical Services Agreement (this “Agreeme11f’), is made as of Noyember 13. 2013 (the “Effective Date”), by and between Biogen Idec Inc., a corporation established under the laws of the Commonwealth of Massachusetts, United States of America, with its business address at 14 Cambridge Center, Cambridge, Massachusetts 02142) (“Biogen Idec”), and DermTech International, Inc., a corporation established under the laws of State of California, United States of America, with its principal executive offices located at 11099 North Torrey Pines Road, Suite I 00, La Jolla, California 92037 (“DermTech”) and, together with Biogen Idec, the “Parties” or each, Individually, a “Party”).

WHEREAS, Biogen Idec may from time to time sponsor one or more pre-clinical and/or clinical studies (each a “Trial” or collectively the “Trials”);

WHEREAS, DermTech is experienced in the provision of certain services in connection with clinical trials, and employs personnel experienced in all areas required to successfully provide such services in connection with Trials; and

WHEREAS. Biogen Idec desires DermTech to perform certain services for Biogen Idec in connection with one or more Trials and DermTech is willing to perform such services for Biogen Idec, under the terms and conditions of this Agreement. The details of the services to be performed in connection with each Trial shall be identified in a separate appendix (each an “Appendix” and, collectively, the “Appendices”), attached to this Agreement;

Now, THEREFORE, In consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Biogen Idec and DcrmTech hereby agree as follows:

I.	Performance of Seryjces and Compljance with Laws.

1.1 DermTech shall perform certain services (the “Services”) and create certain deliverables (the “Deliverables”) for Biogen Idec, as described in each Appendix attached hereto, in accordance with the timelines set forth in such Appendix. To the extent that the terms of an Appendix expressly conflict with the terms of this Agreement, the terms of this Agreement shall prevail unless the Appendix expressly states the parties intent to supersede a specific provision of this Agreement. The terms of each Appendix are incorporated into this Agreement by reference and shall be binding upon each Party and Its respective employees, directors, officers, subcontractors, consultants, agents and representatives (together, its “Representatives”). Each Appendix attached to this Agreement shall become effective upon execution by both Parties.

1.2 In performing the Services, DermTech shall comply with (a) any standard operating procedures that have been mutually agreed upon In advance by the Panics, (b) the Trial protocol, (c) written Instructions from Biogen Idec, (d) all relevant professional standards and (e) all applicable laws, regulations and guidelines. In particular, DermTech shall al all times comply with (i) the regulations issued by the ICH on Good Clinical Practice, or an equivalent standard, such as compliance with CUA-certified quality system, (ii) all relevant national laws, rules and regulations In relation to Good Clinical Practice, (iii) to the extent applicable, Directive 2005/28/EC, dated 8 April 2005, and Directive 2001/20/EC, dated 4 April 2001, Identifying the principles and detailed guidelines for Good Clinical Practice, and (Iv) to the extent applicable, the U.S. Food Drug and Cosmetic Act. codified at 21 U.S.C., Chapter 9, as amended to date, and the related regulations (the “FDCA”) (collectively, “Good Clinical Practices” or “GCP’).

1.3 To the extent that the Services include routine and specialized clinical laboratory assessments of specimens from human clinical trials, DermTech shall at all times maintain evidence to demonstrate quality management systems to ensure data Integrity, including result reproducibility, instrument calibrations, comparison of test results and quality assurance schemes, as applicable. In the performance of such Services, DermTech shall follow Good Clinical Laboratory Practices (“GCLP’?. or an equivalent standard, such as compliance with CUA-certified quality system. To the extent that the Services include pre-clinical laboratory services, DermTech shall also at all times comply with (a) the OECD Principles of Good Laboratory Practice, (b) all relevant national lows, rules and regulations in relation to Good Laboratory Practice and (c) to the extent applicable, (i) Directive 2004/9/EC and Directive 2004/10/EC, both dated 11 February 2004 (identifying the principles of OLP). and (ii) the standards and recommendations of the U.S. Food and Drug Administration (“FDA”) (collectively, and together with GCLP or it equivalent standard, “Good Laboratory Practices” or “GLP’).

1.4 DermTech undertakes to report immediately to Biogen Idec any breach of OCP or OLP or facts that may lead to a potential breach of GCP, OLP or breach of the Trial protoc-01. The responsibility for reporting serious breaches of GCP, GLP or serious breaches of the Trial protocol resides with Biogen Idec, who will notify the Competent Authority as defined under Section 4.10 within seven (7) days of receipt of the report from DermTech.

1.5 DermTech acknowledges that Biogen Idec and its Affiliates (as defined in Section 17 below) must adhere to the provisions of (i) the Bribery Act 2010 of the United Kingdom (“Bribery Act”): (ii) the

Foreign Corrupt Practices Act 1977 of the United States of America, ns amended, codified at IS U.S.C. §§ 78dd- I, et seq. (“FCPA”), and (iii) any other applicable anti-corruption legislation (together the “Applicable Antl- Corruption Legislation”). A summary of the key principles underlying the Bribery Act and the FCPA is set out in Schedule A attached hereto. Each Party shall inform its Representatives of the provisions of the Bribery Act and the FCPA. Neither Party nor its Representatives shall engage in any activity that Is prohibited by the Applicable Anti-Corruption Legislation, including bribery, kickbacks, payoffs or other corrupt business practices.

1.6 DermTech acknowledges that Biogen Idec intends to use the results of the Services for publication and regulatory purposes, including application for marketing authorizations, and agrees that it shall perform the Services to meet the standards appropriate for such use.

1.7 DermTech shall use only experienced and qualified personnel to perform the Services. DermTech shall use its best efforts to ensure that its Representatives comply with all of the terms and provisions of this Agreement, and DermTech shall be held liable for all acts and omissions of its Representatives in the performance of this Agreement.

1.8 DermTech represents that it has adequate controls to ensure data Integrity and backups for the database applications and other electronic records systems. DermTech shall use its best efforts to maintain these controls at all times and agrees to provide copies of supporting documents to Biogen Idec upon request.

1.9 In connection with any Services that are subject to FDA review, DermTech shall notify Biogen Idec In writing of any database application or electronic records system to be employed prior to commencement of Services. Promptly following the receipt of such notice, Biogen Idec shall inform DermTech of Biogen ldec’s approval or rejection of DermTech’s use of such database application or electronic records system in the performance of the Services. If Biogen Idec rejects DermTech’s use of such database application or electronic records system in the performance of the Services, DermTech and Biogen Idec shall cooperate In good faith In connection with the Implementation by DermTech of a database application or electronic records system sufficient to meet Biogen Idec’s requirements.

2.	Payment for Services and Exoenses.

2.1 A budget and payment schedule for the Services (the “Budget”) shall be Included In each Appendix to this Agreement. Services shall be billed in accordance with the payment terms outlined in the relevant Appendix. The aggregate fees and expenses payable by Biogen Idec to DermTech for the Services shall not exceed the applicable Budget without the prior written approval of Biogen Idec. Except as otherwise agreed in the applicable Budget, DermTech shall be responsible for all costs and expenses incurred by it in providing the Services and otherwise fulfilling its obligations under this Agreement. DermTech shall submit Invoices only after completion of the corresponding milestone(s) or fixed unit(s), ns applicable, and not more frequently than once each month, unless otherwise authorized by Biogen Idec. Invoices shall at a minimum describe in detail the Services performed, including a description of the milestone(s) or fixed units completed, and the purchase order number provided by Biogen Idec. In the event reimbursement for costs and expenses is sought, the Invoice shall be accompanied by supporting documentation. Biogen Idec shall pay invoices received from DermTech within forty-five (45) days of receipt. DermTech represents and warrants that Its computation of each Budget shall be made In good faith and based on Its knowledge of the Services to be performed under this Agreement.

2.2 Biogen Idec will not honor any invoices received more than three (3) months following completion of the Services.

2.3 Biogen Idec shall have no obligation to pay for unscheduled tests, except for unscheduled tests requested and approved by Biogen Idec. The fee for an unscheduled test shall not exceed the fee stated In the applicable Budget for the same or substantially similar test (or, if no such test Is included in the Budget, an amount agreed to by the Parties).

2.4 Any retest of specimens that DemTech or Biogen Idec determines is necessary due to DermTech’s negligence in the performance of the initial test shall be performed at no additional expense to Biogen Idec. In the event repeat testing of an original specimen is necessary, DermTech agrees to store all specimens which are stable for repeat testing for a minimum or seven (7) days, or longer In the case of specimens which may be stored at DermTech’s premises as outlined In the applicable Appendix.

2.5 Each Party represents and warrants to the other that the payment of the fees for the performing of the Services in connection with one or more Trials (including payments to subcontractors, consultants, or other agents working on behalf of DermTech or as part of DermTech’s Services to Biogen Idec, as applicable) (i) represents the fair market value for the performing of the Services, (ii) has not been determined In any manner that takes Into account the volume or value of any referrals, reimbursements or business between DermTech and Biogen Idec, and (iii) is not offered or provided, In whole or In part, with the Intent of, directly or indirectly, Implicitly or explicitly, Influencing or encouraging the recipient to purchase, prescribe ,refer, sell, arrange for the purchase or sale, or recommend favorable formulary placement of a Biogen Idec product or as a reward for past behavior.

3.	Standards of Personnel.

3.1 DermTech represents and warrants that DermTech, and each Representative assigned by DermTech to perform the Services (“Personnel”), will (i) 115 applicable, demonstrate compliance with Federal, state and local laws governing residency or registry for employment eligibility (e.g., submission of proper documentation confirming US citizenship or legal alien status and/or INS Form 1-9), (ii) not have been convicted of any crime that reflects on the qualifications of the individual to perform the job assignment for Biogen Idec, and (ill) not have been excluded, suspended or debarred from participation in a federal health care program In the U.S. or otherwise disqualified or excluded from other relevant bodies or programs elsewhere or, to DermTech’s knowledge, debarred pursuant to the FDCA, or currently subject to any pending debarment or similar proceedings. DermTech agrees to immediately lnfom1 Biogen Idec in writing if DermTech or any Personnel performing Services hereunder is debarred, disqualified or excluded from relevant bodies or If any action, suit, claim, investigation or legal or administrative proceeding is pending, or, to the best of DermTech’s knowledge, is threatened, relating to the debarment, disqualification (or any similar regulatory action) of DermTech or any Personnel performing the Services hereunder.

3.2 DermTech further represents and warrants that DermTech has not been debarred, disqualified or banned from conducting any of the Services to be performed under this Agreement and Is not under investigation by any regulatory or governmental authority for debarment, disqualification or any similar regulatory action.

3.3 Biogen Idec reserves the right to reasonably reject any Personnel assigned by DcrmTech to perform the Services. Except as set forth in Section 3.4 below, DermTech shall propose replacement Personnel to Biogen Idec for approval, which approval shall not be unreasonably withheld, as soon 115 possible and in no case any longer than thirty (30) days thereafter.

3.4 To the extent applicable, In accordance with the Services provided under each Appendix, DermTech shall perform the Services under the direction of the person identified as the service manager in the relevant Appendix to this Agreement (“Service Manager”). The Service Manager shall not be replaced without Biogen ldec’s prior written consent. Upon the reasonable request of Biogen Idec at any time, or at the request of DermTech if the Service Manager is no longer able to fulfill his or her role, DermTech shall propose a replacement. Such replacement shall be interviewed and approved by Biogen Idec prior to assuming the role of Service Manager. DermTech agrees to propose such replacement will1in a reasonable period of time, and in no case any longer than fifteen (15) days.

4.	Confidentiality. Samples. Samples Collection Technology.

4.1 For the purposes of this Agreement, the term “Confidential Information” means and includes all information or data that is (a) disclosed by or on behalf of Biogen Idec or DermTech (in such case, the “Disclosing Party”) to the other Party (in such case, the “Receiving Party”), in connection with or by reason of the Services, whether disclosed orally or in writing, in graphic or electronic form, or observed by the Receiving Party at the Disclosing Party’s facilities or at a meeting with the Disclosing Party’s Representatives, including, without limitation, commercial, scientific, medical and technical Information and data relating to the Disclosing Party and Its business, activities or products, a Trial drug or a Trial, (b) created or developed In connection with the performance of the Services, including, without limitation, any Deliverables . for the purposes of this Agreement, the term “Samples” means and includes specimens of material derived from the human body provided to DermTech by or on behalf of Biogen Idec or Investigators or subjects participating in a Trial, and “Sample Collection Technology” means and includes DermTech’s proprietary tape strips that have a proprietary adhesive film provided to Biogen Idec for the purpose of collecting Samples. References to either Party in this Section 4 shall include references to Its Representatives. Each Party shall at all times cause its Representatives to comply with the confidentiality obligations of this Section 4.

4.2 The Receiving Party shall treat all of the Confidential Information of the Disclosing Party as the confidential and exclusive property of the Disclosing Party, and, except as expressly provided herein, shall not reveal, publish, distribute or otherwise disclose any such Confidential Information to any third party without first obtaining the prior written consent of the Disclosing Party. The Receiving Party shall not cause or permit reverse engineering, copying, reproduction, translation or decompilation of any Confidential Information of the Disclosing Party.

4.3 DermTech shall use the Biogen Idec Confidential Information and the Samples solely to provide the Services. Ownership of the Samples shall at no time transfer to DermTech. DermTech shall not distribute any of the Samples to any third party without first obtaining the written consent of Biogen Idec. Biogen Idec shall use the DermTech Confidential Information and the Snmples Collection Technology solely as necessary to receive the Services. Ownership of the Samples Collection Technology shall at no time transfer to Biogen Idec. Biogen Idec shall not distribute any of the Samples Collection Technology (other than to third parties using Somples Collection Technology for the purpose of collecting Samples on behalf of Biogen Idec) to any third party without first obtaining the written consent of DermTech.

4.4 DermTech shall take all reasonable steps to ensure that the Biogen Idec Confidential Information and Samples are used by DermTech or its Representatives only on the terms of confidentiality end nonuse set forth in this Agreement. DermTech shall disclose Biogen Idec Confidential Information only to those persons within Its organization who have a need to know such Confidential Information in the course of performance of their duties and who ore bound by o written agreement, enforceable by DermTech, to protect the confidentiality of such Confidential Information . Biogen Idec shall take oil reasonable steps to ensure that the DermTech Confidential Information and Samples Collection Technology are used by Biogen Idec, its Representatives and third parties using Samples Collection Technology for the purpose of collecting Samples on behalf of Biogen Idec only on the terms of confidentiality and nonuse set forth in this Agreement. Biogen Idec shall disclose DermTech Confidential Information only to those persons with in its organization who have o need to know such Confidential Information In the course of performance of their duties and who arc bound by o written agreement, enforceable by Biogen Idec, to protect the confidentiality of such Confidential Information.

4.5 DermTech may disclose or distribute the Biogen Idec Confidential Information and the Samples to its Representatives, but only to the extent necessary to perform the Services. DermTech agrees that any such Representative to whom such Confidential Information is disclosed shall be advised of DermTech’s obligations under this Agreement and shall be bound by terms at least as restrictive as the confidentiality terms hereof to protect the confidentiality of the Biogen Idec Confidential Information pursuant to (a) a written agreement with DermTech or (b) the rules and standards of professional conduct to which such Representative is bound. Biogen Idec may disclose or distribute the DermTech Confidential Information and the Samples Collection Technology to its Representatives and to third parties using Samples Collection Technology for the purpose of collecting Samples on behalf of Biogen Idec, but only to the extent necessary to receive the Services. Biogen Idec agrees that any such Representative and third parties to whom such Confidential Information Is disclosed shall be advised of Biogen Idec’s obligations under this Agreement and shall be bound by terms at least as restrictive as the confidentiality terms hereof to protect the confidentiality of the DermTech Confidential Information pursuant to (o) o written agreement with Biogen Idec or (b) the rules and standards of professional conduct to which such Representative is bound.

4.6 The term Confidential Information shell not include information that the Receiving Party is able to demonstrate by competent documentary evidence:

(8) was rightfully and fully in the Receiving Party’s possession prior to receipt from the Disclosing Party;

(b) is now, or hereafter becomes, part of the public domain through no act or failure to act on the part of the Receiving Party or its Representatives ;

(c) becomes known to the Receiving Party through disclosure by a third party lawfully having possession of such information and lawfully empowered to disclose such Information; or

(d) was independently developed by the Receiving Party without the aid, application, use or benefit of Confidential Information of the Disclosing Party.

4.7 The obligations of confidentiality set forth In this Agreement shell not prohibit the Receiving Party from disclosing any port of the Confidential Information and/or Samples of the Disclosing Pony which the Receiving Party Is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed; provided, however, that the Receiving Party gives the Disclosing Party sufficient advance written notice to permit the Disclosing Party to seek a protective order or other similar order to obtain confidential treatment with respect to such Confidential Information end/or Samples and thereafter discloses only the minimum Confidential Information and/or the Samples required to be disclosed In order to comply. In addition, In such event, the Receiving Party will seek assurance from the requesting Party that confidential treatment will be accorded any such Confidential Information and/or Samples the Receiving Party Is compelled to disclose. Further, the Receiving Party will not oppose action by the Disclosing Party to obtain on appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information and/or Samples.

4.8 Upon the earlier of (a) the termination or expiration of this Agreement or (b) the Disclosing Party’s request, the Receiving Party shall use its best efforts to promptly (I) return to the Disclosing Party any end all parts of the Confidential Information provided by the Disclosing Party to the Receiving Party in documentary form, including all copies and other tangible embodiments thereof made by the Receiving Party’s Representatives, and (ii) destroy all Confidential Information in Receiving Party’s possession and stored in then-

accessible electronic or other media: provided, that the Receiving Party may retain one (I) copy of the Confidential Information in Its confidential files for archival purposes, subject to the obligations hereunder of nondisclosure and nonuse.

4.9 Each Party acknowledges that disclosure or distribution of the Confidential Information, Samples or Samples Collection Technology of the other Party or use of such Confidential Information, Samples or Samples Collection Technology contrary to the provisions of this Agreement may cause irreparable harm to the other Party for which damages at law may not be an adequate remedy, and agrees that each Party shall have, in addition to any other rights or remedies available to it at law or in equity, the right to seek (e) injunctive relief to enjoin any breach or violation or (b) specific performance of the provisions of this Agreement prohibiting disclosure and use of Confidential Information.

4.10 Biogen Idec shall be responsible for communicating with the European Medicines Agency (EMA), FDA and any other regulatory authorities In any country (the “Competent Authorities”), regarding a Trlal and the results thereof, and DermTech shell not contact any Competent Authority regarding a Trial or the results thereof unless DermTech has been Instructed In writing by Biogen Idec to do so, or as required by applicable law.

5.	Intellectual Property.

5.1 Ownership of all Intellectual Property Rights (os defined below) as may come into existence under any applicable law, in relation to any and all materials, methods, data, drawings, information, reports, know-how, inventions, trade secrets, improvements, techniques and other results generated or created by DermTech or Its Representatives in the performance of the Services or as a result of access to or use of Biogen Idec Confidential Information including products, whether independently or jointly with one or more employees of Biogen Idec or others (the “Results”), and ownership of all documentation in which the Results are embodied, whether computerized or not (the “Documentation”’), and of all Intellectual Property Rights in such Results and Documentation, shall vest exclusively in Biogen Idec as of the moment of creation, except as set forth in Section 5.8. To the extent legally possible and/or as legally required, DermTech hereby assigns all of its right, title and interest in and 10 all Intellectual Property Rights, the Results and the Documentation, including all Intellectual Property Rights in such Results and Documentation to Biogen Idec, which assignment Biogen Idec hereby accepts. The foregoing shall not apply to any processes, programs, software, means or methods Independently developed by DermTech without the use of Biogen Idec Confidential Information or developed by DermTech outside Its performance of the Services, which shall remain the sole property of DermTech. DermTech shall promptly notify Biogen Idec of any Results that it generates or creates. As soon as DermTech creates any Documentation, DermTech will provide Biogen Idec with the original copy thereof. DcrmTech may keep copies of the Documentation during the term of this Agreement, for the sole purpose of performing this Agreement.

5.2 For the purpose of this Agreement, the term “Intellectual Property Rights” means all patents, trademarks, copyrights, neighboring rights, chip-rights, typography rights, database rights (including rights of extraction), registered and unregistered designs and model rights, utility models, all rights to (file for protection ot) inventions, know-how and trade secrets, and all rights or forms of protection of a similar nature or having equivalent or similar effect, which may subsist anywhere In the world, whether or not any of them are registered and including applications for registration, reissues, divisions, continuations, amendments or extensions of any of them.

5.3 Biogen Idec shall have the exclusive right. at Its sole expense and in its sole discretion, to apply for any form of legal protection of the Results and Documentation (or portions thereof) that it considers suitable. At Biogen Idec’s request, DermTech shall assist Biogen Idec, both during and after the termination or expiration of this Agreement, In preparing and prosecuting patent applications and patent extensions or in obtaining or maintaining other forms of legal protection of the Intellectual Property Rights, the Results and/or the Documentation. Biogen Idec shall pay DermTech at its standard consulting rates for the assistance provided under this Section 5.3,and shall reimburse DermTech for its reasonable out-of-pocket expenses incurred in connection therewith.

5.4 In as far as any of the rights in Section 5.I do not automatically vest in Biogen Idec upon their creation, or such rights vest in DermTech by operation of law or otherwise, DermTech will unconditionally transfer all the rights which it may possess in any Intellectual Property Rights, Results and any Documentation as soon as such transfer is legally possible, without any compensation being due from Biogen Idec for such transfer, and DermTech shall undertake every action and provide all reasonable assistance which shell be necessary In order to enforce such transfer of rights.

5.5 To the extent permitted by law, DermTech hereby waives any rights It may have under applicable low to mention its name or have it mentioned in connection with the Results and Documentation, as well as any moral rights which It may have and any claims It may have to any financial compensation in addition to the payments agreed upon and paid under this Agreement.

5.6 DermTech warrants that all persons employed or engaged by it to perform the Services have unconditionally assigned in advance to DermTech any and all rights which they may have or may obtain in any Intellectual Property Rights, Results or Documentation, and that DermTech is entitled to assign such rights to Biogen Idec in accordance with this Agreement. To the extent any DcrmTech Representative shall be entitled to any rights with regard to any Intellectual Property Rights, the Results or the Documentation during the term of this

Agreement, DcrmTech shall ensure that the respective person or entity shall immediately and unconditionally transfer these rights to Biogen Idec, without any compensation being due from Biogen Idec. DermTech holds Biogen Idec and its Affiliates harmless from liability for any and all damages and consequences whatsoever related to breach of the warranties in this Section 5.6, and to any action taken by DermTech Representatives who claim to be entitled to certain rights relating to Intellectual Property Rights, Results or Documentation.

5.7 Nothing contained in this Agreement shall be deemed to grant to DermTech any rights or licenses under any Results, Documentation or Intellectual Property Rights of Biogen Idec or its Affiliates at any moment in time. Except to the extent necessary to perform the Services, any use by DermTech of any Intellectual Property Right owned by, licensed to or otherwise used by Biogen Idec or It Affiliates is strictly forbidden without Biogen Idec’s prior written consent

5.8 Intellectual Property Rights that were (a) in existence and owned by DermTech prior to the date of this Agreement or (b) developed by DermTech Independently from the performance of the Services or access to or knowledge of Confidential Information (“DermTech IPR”) will remain the exclusive property of DermTech. For clarity, DermTech IPR shall include all Intellectual Property Rights covering the Samples Collection Technology and all improvements thereto made by DermTech and/or Biogen Idec in connection with this Agreement. Biogen Idec shall promptly disclose any such Improvements to DcrmTech and hereby assigns all of Its right, title and interest in and to all Intellectual Property Rights In such Improvements to DermTech, which assignment DermTech hereby accepts. DermTech hereby grants to Biogen Idec a non-exclusive, perpetual, irrevocable, royalty-free, world-wide and transferable license, with the right to sublicense, to use and exercise all DermTech IPR In the Results and Documentation for the sole purpose of exploiting the Deliverables, the Results and Documentation. No license fee shall be payable by Biogen Idec for this license either during or after the term of this Agreement.

5.9 DermTech represents and warrants that it shall not, without the appropriate consents, approvals or agreements, (a) use the proprietary Information of any third Party in the course of performing lite Services or (b) disclose any such information to Biogen Idec.

6.	Warranty for Services.

6.1 DermTech represents and warrants that the Services shall be performed and Deliverables shall be created in a good, professional and workmanlike manner, and shall conform In all respects to the specifications set forth In the applicable Appendix, and that Its performance of the Services and creation of the Deliverables shall be In compliance with all federal, state and local laws and regulations applicable to Its performance of the Services. Unless otherwise specified In an Appendix, DermTech agrees to promptly correct, at no cost to Biogen Idec, any Deliverable or Service not in compliance with this warranty by either re· performing such nonconforming Service or recreating any nonconforming Deliverable within thirty (30) days of receiving written notice of such nonconformity from Biogen Idec, or by refunding to Biogen Idec any amounts expended on such nonconforming Services or Deliverables.

6.2 DcrmTech represents and warrants that all Deliverables shall be delivered free of any claim of infringement of any patent, trade secret, copyright, trademark or any other proprietary right of any person. If any Deliverable is, or in DermTech ‘s opinion Is likely to be, determined to be infringing, DermTech shall at Its expense and option either (a) procure the right for Biogen Idec to continue using It.(b) replace it with a non· infringing equivalent, (c) modify It to make it non-infringing , or (d) direct the return of the Infringing Deliverable and refund to Biogen Idec the fees paid for such Deliverable less a reasonable an10unt for Biogen Idec’s use of the Deliverable up to the time of return.

7.	Publication and Publicity.

7.1 DermTech shall not publish any articles or make any presentations relating to the Services or referring to any data, Information or materials generated as part of the Services, in whole or in part, without the prior written consent of Biogen Idec.

7.2 Except as required by law, neither Party shall use the name of the other Party In connection with any notification, publication, publicity or advertising without the other Party’s prior written consent, except to advisors (including financial advisors, attorneys and accountants), potential and existing investors, and others on a need to know basis, In each case under circumstances that reasonably protect the confidentiality thereof, or to the extent required by applicable law.

8.	Record Storage.

8.1 During the term of this Agreement, DermTech shall maintain all materials and all other data obtained or generated by DermTech In the course of providing the Services, including all computerized records and files, in a secure area reasonably protected from fire, theft and destruction. At the expiration or termination of this Agreement and upon the written request of Biogen Idec, all materials, data and information then in possession of DcrmTech and obtained or generated by DermTech in the course of providing the Services shall, at Biogen Idec’s option, be (a) delivered to Biogen Idec at the address set forth in the applicable Appendix or to such other entity or address as Biogen Idec may specify in such request, or (b) retained by DermTech for a period of five (5) years from the completion of the Services or such longer period required by applicable laws and regulations. Upon termination of this Agreement, storage, destruction, shipping and other services relating lo final record storage will be billed as pass-through costs to Biogen Idec. Biogen Idec shall have sole responsibility for the costs of shipping materials under this Section 8. In no event shall DcrmTech dispose of any materials, data or other Information obtained or generated by DcrmTech in the course of providing the Services without first giving Biogen Idec sixty·(60) days’ prior written notice of its intent to do so. Notwithstanding the foregoing, DermTech may retain copies of any materials referred to herein as are reasonably necessary for regulatory or insurance purposes, subject to ongoing obligations hereunder of nondisclosure and nonuse.

9.	Indemnification.

9.1 Biogen Idec shall Indemnify DcrmTech and Its Representatives for any and ell damages, costs, expenses and other liabilities, Including reasonable attorneys’ fees and court costs, incurred in connection with any third party claim, action or proceeding (a“Claim”), arising from (a) any breach by Biogen Idec of any of Its obligations, representations or warranties hereunder, or (b) any materials (including without limitation Deliverables, Results and Documentation) DermTech prepares, publishes or disseminates at the request of Biogen Idec; provided, however that Biogen Idec shall have no obligation hereunder with respect to any Claim 10 the extent arising from the negligence or willful misconduct of DcrmTech or any of its Representatives or the breach by DermTech of any of its obligations under this Agreement.

9.2 DermTech shall indemnify Biogen Idec and its Representatives for any and all damages, costs, expenses and other liabilities, including reasonable attorneys’ fees and court costs, incurred In connection with any Claim arising from (a) any breach by DcrmTech of any of its obligations, representations or warranties hereunder, or (b) the negligence or willful misconduct of DcrmTech or any of Its Representatives in the performance of the Services; provided, however, that DermTech shall have no obligation hereunder with respect to any Claim to the extent arising from the negligence or willful misconduct of Biogen Idec or any of Its Representatives or the breach by Biogen Idec of any of its obligations under this Agreement.

9.3 The indemnification obligations of each Party (the “Indemnifying Party”) are subject to the following conditions:

(a) The Indemnifying Party shall have received prompt notice from the Party seeking to be Indemnified (the “Indemnified Party”) of the Claim or events likely to give rise to a Claim (in any event, within sufficient time so as not to prejudice the defense of such Claim);

(b) The Indemnifying Party shall be given the opportunity at all times to control the defense and disposition of the Claim, with the cooperation and assistance of the Indemnified Party; provided, however, that the Indemnifying Party shall not settle any Claim with an admission of liability or wrongdoing by the Indemnified Party with such Party’s prior written consent; and

(c) The Indemnified Party shall take all reasonable steps to mitigate the amount of any Claim.

10,	Limitation of Liability.

10.I Neither Party shall be liable to the other for any special, Incidental, indirect, punitive or consequential damages (including. but not limited to, business interruption, lost business, lost profits or lost savings) that may arise in connection with the execution and/or performance of this Agreement, even if such Party was aware or had been advised of their possible existence; provided, however, that the foregoing limitation of liability shall not apply (o) 10 damages awarded to a third party for which a Party hereunder has an Indemnification obligation under this section or (b) In the event of damages caused by the gross negligence or Intentional misconduct of a Party.

11.	Term and Termination.

11.1 The term of this Agreement (the “Term”) shall commence as of the Effective Date and end on the fifth (5th) anniversary thereof (the “Termination Date”),unless earlier terminated in accordance with this Section. If, on the Termination Date, there are Services outstanding under one or more of the Appendices, the Term shall automatically be extended for the duration of such Services. Notwithstanding the foregoing, during such extension period, no new Appendices shall be entered into, unless the Parties have amended the Agreement to identify a new Termination Date in accordance with Section 21.2.

11.2 Any of the Appendices may be terminated by Biogen Idec immediately upon written notice if Biogen Idec reasonably believes that there would be any safely risk related to or caused by the Services to be performed under the applicable Appendices.

11.3 This Agreement or any of the Appendices may be terminated by either Party:

(a) Upon fifteen (15) days’ prior written notice if the other Party commits a material breach of this Agreement and such breach is not remedied within such fifteen-day (15-day) period (for the sake of

Clarity, any violation of the GCP.GLP or the Applicable Anti-Corruption Legislation, as defined above, or of any other applicable law or regulation, shall be deemed to be a material breach of this Agreement); or

(b) Upon fifteen (15) days’ prior written notice if the other Party has become bankrupt, is insolvent, dissolved or liquidated. or has made an assignment for the benefit of creditors. or if o trustee or receiver has been appointed for the other Party, for all or a substantial pan of the assets of the other Party’s property, or any case or proceeding has been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency or reorganization or other similar act of law of any jurisdiction now or hereafter In effect (any such event or proceeding, a “Bankruptcy”).

11.4 Upon termination or expiration of this Agreement or any of the Appendices pursuant to this Section, DermTech shall cooperate with Biogen Idec 10 provide for an orderly cessation of the Services. DermTech shall (a) perform any Services necessary in connection with the orderly wind-down of each relevant Trial in compliance with its obligations under this Agreement and any applicable lows, regulations or guidelines, (b) promptly prepare and submit to Biogen Idec a final Invoice and reconciliation and copies of all records relating to the relevant Services, (c) deliver to Biogen Idec all data, reports and any other Documentation produced as a result of all Services performed by DermTech, and (d) return all data and materials provided by Biogen Idec to DermTech for the conduct of the relevant Services within thirty (30) days of receipt of the termination notice. Biogen Idec shall (i) promptly pay the final Invoices submitted to Biogen Idec under clause (b) above for Services properly rendered, and (ii) return all data and materials provided by DermTech lo Biogen Idec for the conduct of the relevant Services (including any unused Samples Collection Technology) within thirty (30) days of receipt of the termination notice. DermTech hereby waives any retention rights in relation to the conveyance of the data and materials regarding the Services and agrees to transfer all data and materials as requested by Biogen Idec. In the event that any termination relates solely to a single Appendix, such termination shall not affect any other Appendices then in effect under this Agreement, unless the Parties specifically agree in writing. and this Agreement shall continue to govern such Appendices until they are terminated or DcrmTech’s performance thereunder is completed.

11.5 Reserved.

11.6 Upon receipt of any termination notice from Biogen Idec, or upon expiration of this Agreement or of any Appendix, DermTech shall use its commercially reasonable efforts to minimize costs associated with the cessation of the Services. In the event that this Agreement or any of the Appendices is terminated by Biogen Idec without cause, DermTech will be entitled to receive payment for all Services properly performed by DermTech through the effective date of termination, or committed to any Biogen Idec-approved subcontractors, through or after the effective date of termination: provided, however, that (o) such Services and commitments have been previously authorized in writing by Biogen Idec, (b) DermTech has properly performed the Services and has complied with GCP and GLP and (c) DermTech justifies any such commitments that cannot be terminated. In addition, Biogen Idec shall pay all reasonable costs incurred by DermTech that arc necessary or reasonably required In connection with the orderly cessation of the Services provided that DermTech has requested prior written approval from Biogen Idec. In the event that this Agreement, or any of the Appendices, is terminated by Biogen Idec under Section 11.3(a), Biogen Idec shall be liable to DermTech solely for the payment of professional fees and expenses actually and reasonably incurred prior to such DermTech breach.

11.7 Whenever payments arc milestone-based, as detailed in the relevant Appendix, and DermTech has Incurred costs toward achieving the milestone, but the milestone is not yet completed, following termination of this Agreement or an Appendix hereto, Biogen Idec shall pay DermTech a pro-rate portion of the fee for such milestone, based on the fixed units that have been completed ns of the effective date of such termination, provided that such termination Is not due to the negligence, willful misconduct or material breach by DermTech. If this Agreement or an Appendix hereto Is terminated before the Services have been performed completely, DermTech shall refund to Biogen Idec all funds advanced to DermTech for costs not yet incurred to the extent that the payments for the liabilities associated with such costs can be avoided in whole or in part.

11.8 Biogen Idec shall not be obligated to make any final payments to DermTech until DermTech has performed all of its obligations under this Agreement.

11.9 The obligations of the Parties contained in Sections 4.5, 7 to 12 and 16 to 22 of this Agreement shall survive termination of this Agreement.

12.	Insurance.

12.I DermTech represents and warrants to Biogen Idec that it maintains sufficient insurance to secure the performance of its obligations under the Agreement, Including comprehensive general liability Insurance plus Workers Compensation Insurance in the United States, or similar insurance in other countries, covering acts or negligence of the Representatives working for DermTech within the scope of this Agreement as required by applicable law. Upon request, DermTech shall provide to Biogen Idec a certificate of insurance as evidence of such coverage. DermTech shall maintain such coverage for the duration of this Agreement and for two (2) years thereafter.

12.2 Biogen Idec represents and warrants lo DermTech that It maintains adequate product liability and clinical trials insurance.

13.	lndependent Contractor.

13.1 In connection with this Agreement, each Party Is an independent contractor. This Agreement shall not create any relationship of employment, agency or partnership between the Parties and shall not give either Party any authority to legally bind or obligate the other Party. Neither DermTech nor any of its Representatives shall be entitled to any benefits provided by Biogen Idec to its employees. DermTech shall be solely responsible for payment of all employment-related and compensation-reh1tcd charges and taxes associated with DermTech’s performance of Services hereunder.

14.	Conflicts.

14.1 DermTech represents and warrants to Biogen Idec that its signature and performance of this Agreement do not and will not conflict with any other agreement(s) to which DermTech is a party. DermTech warrants that, for the Term of this Agreement, it shall remain free from any commitments that would impede the completion of the obligations hereunder.

15.	Force Majeure.

15.1 In the event that either Party is delayed or hindered in or prevented from the performance of any of its obligations under this Agreement by reasons of strike, lockouts, labor troubles, inability to procure materials, failure of power, restrictive government or judicial orders or decrees, riots, insurrection, war, acts of God, inclement weather or any similar reason or cause beyond the Party’s control, and such Party has exerted ell reasonable efforts to avoid or remedy such event, then performance of such act shall be excused for the period of such delay; provided, however, that if such delay continues in excess of one (I) month, either Party may terminate the affected Appendices by providing written notice of such termination to the other Party. Notice of the start and stop of any such force majeure shall be provided in writing to the other Party.

16.	Audits: Review of Work

16.1 Biogen Idec and its financial auditors shall have the right, at reasonable times during normal business hours, to inspect and examine the books and records of Service Provider DermTech, to make copies of the same, and to discuss the same with appropriate officers of Service Provider DermTech to confirm the accuracy and appropriateness of payments made by Biogen Idec hereunder. Such audits will be limited to books and records relating to the provision of the Services by Service Provider DcrmTech.

16.2 In addition, DermTech shall permit Biogen Idec and its Representatives, during normal business hours and at mutually agreeable times, to (a) perform quality assurance audits of the Services provided under this Agreement, record keeping procedures and storage facilities, and (b) inspect and make abstracts of records and reports collected and generated by DermTech in the course of performing the Services to verify compliance with this Agreement, the Protocol, GCP, GLP and other applicable laws and regulations such as the Applicable Anti-Corruption Legislation, and the accuracy of information provided in connection with the Services. DermTech shall make its Representatives reasonably available to Biogen Idec and its Representatives in order to discuss such records and reports and to resolve any questions relating to such records and reports. At the request of Biogen Idec or its Representatives, DermTech shall immediately correct any errors or omissions In such records and reports.

16.3 DermTech shall cooperate, and shall cause its Representatives, as applicable, to cooperate, with Biogen Idec and its Representatives in the event of any internal inspections or audits, upon reasonable notice and during normal business hours. DermTech shall furthermore make available to Biogen Idec and its Representatives all Documentation, data and information relating to the Services for examination and duplication. DcrmTech shall make its Representatives available to Biogen Idec to explain and discuss such Documentation, data and information. DermTech acknowledges and agrees that Biogen Idec may share the Results of any such audit with its partners, themselves subject to an obligation of confidentiality, whenever Services are being provided in connection with a Trial relating to a drug which Biogen Idec develops with a partner.

16.4 The cost of any such audit will be borne by Biogen Idec.

16.5 DcrmTech shall submit to all inquiries, audits and inspections by any relevant authorities. DermTech shall notify Biogen Idec immediately upon receipt of notice of any inspection by any relevant authority relating to the Services, and Biogen Idec shall have the right to have a Representative of Biogen Idec present at any such inspection. DermTech shall promptly rectify any deficiencies discovered during such inspections, audits and investigations of which DermTech is notified.

17.	Assjgnment.

17.1 Neither Party may assign its rights or obligations hereunder, except that (a) either Party may assign this Agreement to a successor in interest or transferee of all or substantially all of its assets and business to which the subject matter of this Agreement relates, (b) Biogen Idec may assign Its rights and obligations hereunder in respect of Services under this Agreement to a third party that acquires, by purchase or license, rights to further develop or commercialize the pharmaceutical, biologic or program that is the subject of such Services, and (c) Biogen Idec may assign its rights and obligations hereunder to Its Affiliates or procure the performance by its Affiliates of some or oil of such rights and obligations, including the payment or receipt of money due hereunder, provided that Biogen Idec shall remain jointly and severally liable to DermTech with such Affiliate for the performance of Biogen Idec’s obligations under this Agreement.

17.2 DerrnTech shall not, at any time, subcontract oil or part of its obligations under this Agreement to any third party without the prior written approval of Biogen Idec as to the-subcontractor, which shall not be unreasonably withheld. Any request for approval of a subcontractor shall be delivered in writing by DermTech to Biogen Idec, in accordance with Section 19, with a copy delivered contemporaneously to the relevant Biogen Idec contract manager. DermTech shall be solely responsible for the performance of any Biogen Idec-approved subcontractors and any subcontracted Services.

17.3 In addition to the foregoing, the Parties agree that Affiliates of Biogen Idec and/or DermTech may from time to time execute specific Appendices with respect to particular Services and that the terms and conditions of this Agreement shall govern such Services just as if such Affiliates had been signatories to this Agreement By the execution of such Appendices, the Parties’ respective Affiliates agree for purposes of such Services to be bound by the terms and conditions of this Agreement just as if they were signatories to this Agreement, provided that the Parties shall remain responsible for the rights, obligations, act and omissions of such Affiliates.

17.4 For the purposes of this Agreement, the term “Affiliates” means any person or entity that controls or is controlled by or is under common control with Biogen Idec and/or DermTech, as the case may be. The term “Control’ means the possession, directly or indirectly, of at least fifty percent (50%) of the share capital or voting rights or of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

18.	Data Protection,

18.I DermTech shall comply in all material respects with the data protection and privacy legislation in force from time to time and applicable to the provision of the Services and shall perform any registration or formalities with the local data protection authorities as required.

18.2 Each Party shall only process personal data from the other Party or the other Party’s group companies under this Agreement in accordance with the other Party’s Instructions.

18.3 Upon reasonable request by Biogen Idec, DermTech shall give Biogen Idec a copy of all personal data from Biogen Idec and its group companies then In the possession, custody or control of DermTech in such format as Biogen Idec reasonably requires.

18.4 DermTech acknowledges that, in accordance with the provisions of all applicable laws on the protection of individuals with regards to the processing of personal data, Biogen Idec intends to carry out automated processing of personal data that may contain personal data relating to DermTech or Its employees, including name, field of expertise, place of work and past experience of Biogen Idec.

18.S Any personal data relating to DermTech or its employees that may be contained in such processing will be processed for purposes of the performance of this Agreement, the development of Biogen Idec activities and for communication purposes. Biogen Idec may transfer this data to Its Affiliates for purposes of the development of activities and for communication purposes. DermTech acknowledges that some Biogen Idec Affiliates may be located in countries where the data protection standards are not as protective as in the country where DermTech or its employees usually perform their activities.

19.	Notices.

19.I Any notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed given on the date received if delivered personally, by overnight courier service, facsimile or registered mail return receipt requested to the following address:

If to DermTech:	DermTech International, Inc.
11099 North Torrey Pines Road
Suite 100
La Jolla, CA 92037
Attn: John Dobak, M.D.

CEO and President Tel: (8S8) 450-4222
Fax: (8S8) 200-3877

If to Biogen Idec:	Biogen Idec Inc.
14 Cambridge Center
Cambridge, MA 02142
Attn: General Counsel
Tel: (617) 679-2000
Fax: (617) 679-3112
[With a copy to:
Vice President,
Legal Chief International Counsel
Tel: +41 41 39 21 700
Fax: +41 41 39 21 718]

20.	Governing Law.

20.1 This Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the Jaws of the Commonwealth of Massachusetts, United States of America, without reference to its choice of law principles.

20.	Entire Agreement: Amendment: Waiver.

20.I This Agreement, together with all Appendices attached hereto, contains and represents the entire understanding of the Panics and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof. Each Appendix shall be a complete statement of the relevant project terms and shall supplement the terms and conditions of this Agreement solely for the purposes of such Appendix. The terms of an Appendix may not modify or expand the express terms of this Agreement.

21.2 No amendment, modification or supplement to this Agreement or any Appendix hereto may be made, except by means of a written document which is signed by the authorized Representatives of the Parties.

21.3 The delay or failure by either Party to exercise or enforce any of Its rights under this Agreement or any Appendix shall not constitute or be deemed to be a waiver of that Party’s right thereafter to enforce those rights, nor shall any single or partial exercise of any such rights preclude any other or further exercise thereof or the exercise of any other right. No waiver of any provision of this Agreement or any Appendix shall be effective unless it is in writing and signed by the Party against which it is sought to be enforced.

21.	Severance.

22.1 If a court of competent jurisdiction holds that any term of this Agreement is unenforceable, illegal or void, such term shall be enforced only to the extent that it is otherwise enforceable or is not in violation of such law, and all other terms of this Agreement shall remain in full force and effect.

22.	Counterparts: Sjgnatures.

23.1 This Agreement (a) may be executed in counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute a single agreement binding on all Parties, and (b) will be considered executed by a Party when the signature of such Party is delivered physically or by email or facsimile transmission to the other Party or Parties, as appropriate. The Parties agree that any signature delivered by email or facsimile transmission shall have the some force and effect as an original signature.

The remainder of this page is intentionally left blank. The signature page follows.

IN WITNESS WHEREOF, this Agreement has been executed by Biogen Idec and DermTech through their duly authorized officers as of the Effective Date.

DERMTECH INTERNATIONAL, INC.		BIOGEN IDEC, INC.

By	/s/ John Dobak	By	/s/ Linda Riera
	John Dobak, M.D.	Name:	Linda Riera
	CEO/President	Title:	Director Clinical Operations

Schedule A

Bribery and Corruption

DermTech and Its Representatives together with the institution, the investigator, their staff, and any other person contributing to the Trial (the Trial Parties) shall at all times in the conduct of the Trial comply with the Bribery Act 2010 of the United Kingdom (Bribery Act), the Foreign Corrupt Practices Act 1977 of the United States of America (FCPA), and any other applicable anti-bribery and anti-corruption legislation (together the Applicable Anti-Corruption Legislation).

It is the responsibility of the Trial Parties to ensure that they are familiar with, and comply with, the provisions of the Applicable Anti-Corruption Legislation. Nevertheless, the following is intended as a summary of the key principles underlying the Bribery Act and the FCPA.

(A)	The Trial Parties must at all times act with integrity and honesty and comply with the highest ethical standards.

(B)	The Trial Parties must not make, give, or offer any payment, gift or other benefit or advantage to any person or the purposes of:

(i)	securing any improper advantage; or

(ii)	inducing the recipient or another person to do or omit to do any act in violation of their duties or responsibilities (or for the purposes of rewarding such conduct).

This restriction applies at all times and in all contexts. For the avoidance of any doubt, it applies both to dealings with “public officials” and to dealings with employees and agents of commercial enterprises.

(C)	Nevertheless, particular care must be exercised with dealings with public officials. The Trial Parties must not make, give or offer any payment, gift or other benefit or advantage for the purposes of influencing any act or decision of a public official (or inducing such official to use their influence with another person, entity or government instrumentality or to affect or influence any act or decision of such other person, entity or government instrumentality).

(D)	The term “public official” includes any person acting on behalf of any government department, agency or instrumentality or any state-owned or controlled enterprise. By way of example, this includes health core professionals employed by 11 stole- or local municipality-run hospital or clinic, end representatives of public international organizations.

(E)	The Trial Parties must not make, give or offer any payment, gift or other benefit or advantage to any person whilst knowing or suspecting that all or a portion of such money, gift, benefit or advantage will be used, whether directly or indirectly, in breach of (B) or (C) above.

(F)	The Trial Parties shall make and keep books, records, and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Trio\ Parties.

(1)	The Trial Parties shall devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that -

(i)	transactions are executed in accordance with management’s general or specific authorization;

(ii)	transactions are recorded as necessary

(I)	to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and

(II)	to maintain accountability for assets:

(iii)	access to assets is permitted only in accordance with .management’s general or specific authorization ; and

(iv)	the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Appendix I to the Master Clinical Services Agreement, dated November 13, 2013,

by and between Biogen Idec Inc and DermTech International, Inc.

This Appendix I (this “Appendix”), dated November 13,2013, is subject to that certain Master Clinical Services Agreement (the “Agreement’) dated as of November 13, 2013, by and between Biogen Idec, Inc., a corporation established under the laws of Massachusetts with its principal executive offices located at 14 Cambridge Center, Cambridge, MA 02142 (“Biogen Idec”), and DermTech International, Inc. (“DermTech’’). The terms and provisions of the Agreement are incorporated by reference into this Appendix and DermTech agrees to be bound by all other terms and provisions of the Agreement applicable hereto. Capitalized terms used in this Appendix and not defined shall have the meanings ascribed to such terms in the Agreement. In the event of a conflict between any term of this Appendix and the Agreement, the terms of the Agreement shall govern.

Trial/Programme

999LE003 entitled: “A Pilot Study to Evaluate Using Tape Harvesting to Collect RNA from the Upper Epidermis of Healthy Volunteers and Subjects [***]”

If applicable under this Appendix, test results will be forwarded to Biogen Idec or its designee no more than thirty (30) days after delivery of a sample to DermTech, unless otherwise agreed by Biogen Idec.

Services

DermTech will provide analyses of study materials to demonstrate, that non-invasive harvesting of skin samples via an adhesive patch strategy can be an informative and reproducible method of examining gene expression in [***] skin diseases. If confirmed, this method will be used to test for drug candidate efficacy, pathway prioritization, and biomarker development and validation. Specifically, the proposed study and related services will determine whether this DermTech technology platform can recover informative RNA from [***] lesions. Moreover, the well-established IFN signature as well as other transcripts will be used to determine whether this technique captures the difference in the expression of RNA harvested from [***]. The expression profile obtained from the epidermis via adhesive patch harvesting will be compared to the profile obtained from blood and from skin biopsies.

Itemized Services:

•	Prepare and provide adhesive patch kits by December 1, 2013

•	Assay development December 1, 2013 February 28, 2014

•	Extract RNA

•	Create cDNA

•	Provide Biogen with RNA or cDNA

•	RT qPCR analysis of target genes (Biogen to provide probe and primer LifeTech IDs)

•	Data analysis and transfer within 4 weeks of receipt of samples (two batches of 18 and 42 samples) cDNA storage for 2 years (designated Biogen freezer)

Service Managers

John Alsobrook, Ph.D. and Burkhard Jansen, M.D.

Payment Terms and Budget

Please see attached Exhibit A for a detailed and itemized budget.

Payment term:

Payment 1 in the amount of $[***]: Delivery of at least 30 kits to Biogen by December 01, 2013. Remaining kits (30) to be delivered to Biogen by January 15, 2014.

Payment 2 in the amount of $[***] (analysis of sample batch 1 , n=18): Upon delivery of results to Biogen (approx. March 2014)

Payment 3 In the amount of $[***] (analysis of sample batch 2, n=42): Upon delivery of results to Biogen (approx. Oct 2014)

Timelines are subjects to change based on enrollment rate.

All invoices must include the protocol number for which Services were rendered, invoice number, P.O. number, dates of service, unit rate, number of units (if applicable) and invoice total.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions

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DermTech shall send all invoices to:

{US: Biogen Idec Inc.

Attn: Accounts Payable

PO Box 425025

Cambridge, MA 02142]

Any inquiries regarding Invoices or the status of payments may be made by contacting Biogen Idec’s Accounts Payable department by telephone at [US: (866) 237-4946)] or by email at [finance.help@biogenidec.com]

Biogen Idec shall also reimburse DermTech for all reasonable out-of-pocket_travel-related expenses necessarily, reasonably and properly incurred in the performance of the Services hereunder and previously approved in writing by Biogen Idec, payable upon Biogen Idec’s receipt of appropriate supporting documentation.

If DermTech is provided with Biogen Idec equipment (office/computer equipment) for use in performance of the Services, DennTech will return the equipment in its original condition to Biogen Idec upon completion of the Services. Biogen Idec will coordinate with DennTech the shipment and return of the equipment for purposes of proper Insurance coverage and receipt. Biogen Idec holds the right to withhold final payment until all equipment has been returned.

Special Terms

All Biogen Idec specimens received at DermTech before they are tested or processed material from the parent specimen throughout its testing life cycle will be stored in a dedicated -80°C mechanical freezer with the following requirements:

Biogen Idec’s specimens will only be stored in a Biogen Idec-owned -80°C mechanical freezer.

Specimens from other DermTech customers will not be permitted to be stored In the Biogen Idec-owned freezer.

All Biogen Idec specimens will be inventoried so their location is tracked at all times while at DermTech.

The preventative maintenance and service repairs of the Biogen Idec-owned freezer is the responsibility of DermTech; repair costs and costs for potential freezer replacement will be covered by Biogen Idec. All routine preventative maintenance and any repairs will be reported to Biogen Idec during standard monthly or quarterly status reports.

DermTech will provide the necessary back-up freezer in the event that the Biogen Idec-owned freezer fails. If the Biogen Idec-owned freezer fails, DermTech will notify Biogen Idec within 24 hours and will provide the status of the samples and if they experienced a temperature deviation, e.g., when did the freezer, fail, what was the temperature of the failing freezer at the time the samples were transferred and which samples were involved. This information needs to be annotated on the specimen level so that this history is tracked.

DermTech will provide all of the necessary staff, wiring and monitoring equipment to monitor temperature of the Biogen Idec-owned freezer 24/7 365 days a year, e.g., during work hours, after work hours, holidays and weekends.

The set point temperature of the Biogen Idec freezer will be -80°C. The safe operating temperature range is -80°C ± 10°C. If the freezer goes outside of this safe operating range and the freezer warms to -65°C, Biogen Idec needs to be notified within 24 hours.

DermTech staff needs to be trained to exit the Biogen Idec freezer when the temperature raises to -72°C to avoid the freezer warming to -70°C and warmer.

The remainder of this page is intentionally left blank. The signature page follows .

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IN WITNESS WHEREOF, this Appendix has been executed by Biogen Idec and DermTech through their duly authorized officers as of the date first written above.

DERMTECH INTERNATIONAL, INC.		BIOGEN IDEC, INC.

By	/s/ John Dobak	By	/s/ Linda Riera
	John Dobak, MD	Name:	Linda Riera
	CEO and President	Title:	Director Clinical Operations

Date:	11-18-13

21NOV13

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Exhibit A

Budget

ASSAY DEVELOPMENT
64 genes

openarrays & reagents	$	[***	]
lab staff time	$	[***	]
disposables	$	[***	]

subtotal	$	[***	]

proj mgmnt	$	[***	]
freezer alarm	$	[***	]

DEVELOPMENT TOTAL	$	[***	]

SPECIMEN TESTING

60 specimens total
1stbatch = 18 specimens
2nd batch = 42 specimens
all specimens tested in triplicate
specimen storage and shipping costs to be passed through to BI

	Unit			extended
adhesive patches	$	[***	]	$	[***	]
RNA extraction	$	[***	]	$	[***	]
cDNA synthesis	$	[***	]	$	[***	]
rtqPCR	$	[***	]	$	[***	]
Data analysis & transfer	$	[***	]	$	[***	]
Disposables		[***	]	$	[***	]

subtotal				$	[***	]

proj mgmnt				$	[***	]

SPECIMEN TESTING TOTAL				$	[***	]

PROJECT TOTAL				$	[***	]

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions

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